The 2023 ETF Series Trust 485BPOS

Exhibit 99.(p)(ix)

Aegon AM Code of Ethics Policy

7.5. Sanctions	14
7.6. Compliance / ownership	15
7.7. Training and Awareness	15
7.8. Policy updates	15
7.9. Record Retention	15
7.10. Exceptions and Waivers	15
7.11. Related key documents	16

1. Introduction

In conjunction with and further to the Aegon Code of Conduct, this Code of Ethics clearly outlines and explains our core values, business principles and rules. This Code sets forth uniform standards for ethical conduct amongst the Aegon AM Affiliates. It is therefore important that all employees fully understand their responsibilities under the Aegon Code of Conduct and the Aegon AM Code of Ethics and complies with them at all times.

The key requirements of this Policy are highlighted in boxes and need to be complied with. The key requirements are part of the Policy attestation process. All other requirements included in the Policy need to be adhered to on a “comply or explain” basis.

Capitalized terms used in this Policy are defined in section 3 below.

2. Scope and purpose

The purpose of this Policy is to ensure 1) a common code of high ethical standards is followed by all Affiliates, and 2) conflicts of interest are avoided or properly disclosed. To that end, this Policy describes:

a)	Every Employee will be classified as either a Access Person, depending on their role and access to certain sensitive information, or Supervised Person;

b)	The standards of conduct applicable to the Employees; and

c)	Requirements related to the Personal Securities Transactions as applied to Access Persons. Supervised Persons are exempt from section 5, Personal Security Transactions.

Employees will have access to this Policy and must acknowledge receipt of this Policy and any related amendments, via ComplySci. The requirements of this Policy form part of the terms and conditions of an Employee’s employment obligations.

Compliance is responsible for overseeing this Policy and providing training to staff on the requirements. All employees are responsible for maintaining appropriate process, controls and records. Failure to comply with this Policy may lead to disciplinary action and possible summary dismissal (subject to local requirements and processes).

3. Definitions

The terms below have the following meanings and any questions or interpretations regarding these terms should be directed to Compliance.

Access Person: Every Employee unless classified by Compliance as fitting within the definition of a Supervised Person. The Access Person designation is made based on the Employee’s access to MNPI or sensitive client information. When an Employee’s access to MNPI is limited to a specific local affiliate, Compliance may classify these individuals as Local Access Persons. This designation is used for reporting purposes.

Affiliates: A domestic or foreign entity that is controlled by, controls, or is under common control with Aegon Asset Management.

Approved Brokers: Brokerage Firms that provide an electronic feed into the designated Compliance system and approved by Compliance.

Applicable Law: For each Affiliate, the laws, rules, and regulatory interpretations that each Affiliate is subject to in the course of its activities.

Automatic Investment Plan: A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation (e.g., Aegon’s employee stock purchase plan). An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership: Beneficial ownership will be deemed to exist if an Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities) .1

Under this definition, Beneficial Ownership by a Access Person includes securities held by Immediate Family Members sharing the same household, securities held in certain trusts, and a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership.

Broker: A broker, dealer, bank, or other intermediary, including 401(k) and retirement plans, through whom an Employee transacts in or holds securities or Reportable Funds.

Client: Any natural or legal person to whom any Affiliate provides investment or ancillary services (e.g., investment advice, portfolio management, etc.). For purposes of an adviser/sub-adviser relationship, the “Client” of the sub-adviser is the investment adviser. The “Client” for purposes of an advisory relationship with a fund is the fund itself (and its board) and not underlying shareholders.

Code: The Code of Ethics Policy administered and enforced by the LocalHeads of Compliance.

Compliance: The global functions that administer and oversee compliance with this Policy.

Connected Account: An investment account that is subject to the Personal Securities Transaction restrictions and reporting requirements of this Policy because a Access Person is deemed to have Beneficial Ownership. All Personal Securities Transaction restrictions and requirements apply to Connected Accounts.

Data Protection Laws: SEC Regulation S-P, Privacy of Consumer Financial Information (17 CFR 248.30) (“Reg S-P”), the Gramm-Leach Bliley Act, Data Protection Directive (Directive 95/46/EC), General Data Protection Regulation (Regulation (EU) 2016/679), all relevant European Union member state laws or regulations giving effect to the Data Protection Directive or corresponding with the General Data Protection Regulation, and any judicial or administrative interpretation of any of the above, any guidance, guidelines, codes of practice, approved codes of conduct or approved certification mechanisms issued by any relevant supervisory authority and binding under applicable law.

Employee: All officers, directors, partners, and staff of an Affiliate who are under that Affiliates’ supervision and control (which may also include temporary staff, interns and contractors).

Local Head of Compliance: The head of Compliance located in each local Aegon Asset Management’s Compliance Department who is responsible for administering and overseeing this Policy.

Immediate Family Member: A child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. For the avoidance of doubt, an immediate family member can also include a registered partner, partner (in accordance with national law) who has shared the same household for at least one year on the date of the transaction concerned, regardless of whether the Employee benefits directly or indirectly financially from the trading activity.

1 This term will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the U.S. Securities Exchange Act of 1934.

Initial Coin Offerings (ICOs): The cryptocurrency industry’s equivalent to an Initial Public Offering (IPO). ICOs act as a way to raise funds, where a company looking to raise money to create a new coin, app, or service launches an ICO.

Initial Public Offering (“IPO”): The process of offering shares of a private corporation to the public in a new stock issuance to allow the company to raise capital from public investors.

Inside Information: Information of a precise nature about a security or issuer of a security (i) where there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions, (ii) that has not been released through a recognized and widespread medium like a press release or a regulatory filing; and (iii) that if it were made public, would likely have a significant effect on the prices of the security or issuer or on the price of related derivative financial instruments. For the avoidance of doubt, Pending Trade Information could also be deemed Inside Information due to its price sensitive nature.

Internally Generated Research: Research that is created by an Affiliate. Such Research can draw on facts and insights from External Research as long as the ultimate output is substantially original.

Managed Account: An investment account where an Employee does not have the authority to exercise direct or indirect influence or control over the account or to implement or enforce investment recommendations. This includes but is not limited to adviser-managed accounts and discretionary brokerage accounts. Typically, in these arrangements, no investment authority exists or, if such authority exists, such authority has been assigned to a broker or investment advisor.

Material Non-Public Information (MNPI): Information about a Security or an issuer of a Security that is both material and non-public.

Non-Public Affiliate Information: means any Affiliates’ non-public investment recommendations, and/or any composite holdings and related information.

Pending Trade Information: In-process trade orders or the conveyance of specific information indicating an intent to place a trade.

Personal Data: Any information relating to an identified or identifiable person.

Personal Securities Transaction: A transaction in a Security or other instrument included on Appendix A, in which a person has or thereby acquires Beneficial Ownership. A person is considered to be “engaging in” or “effecting” a Personal Securities Transaction if he/she, directly or indirectly, directs, participates in or receives advance notification or advice regarding such transactions.

Policy: this Global Code of Ethics Policy

Pre-Clearance: The submission of a request to transact in a Security or Reportable Fund before the transaction is executed.

Private Placement: A sale of stock shares or bonds to pre-selected investors and institutions rather than on the open market.

Protected Information: Non-public or confidential information or personal data of or about any Affiliate, Client, investor, business partner or person (including other Employees) (collectively).

Purchase and/or Sales: Includes, among other things, the writing of an option to purchase or sell a security or other asset.

Reportable Fund: Refer to Appendix A

Reportable Security: Refer to Appendix A

Research: material or services concerning financial instruments or other assets, or the issuers or potential issuers of financial instruments, or specific industry or market information that informs views on financial instruments, assets or issuers within that sector. Research explicitly or implicitly recommends or suggests an investment strategy and provides a substantiated opinion as to the present or future value or price of such instruments or assets, or otherwise contains analysis and insights and reaches conclusions based on new or existing information that could be used to inform an investment strategy and be relevant and capable of adding value to the Affiliate’s decisions.

For the avoidance of doubt, non-substantive materials or services consisting of generic commentary or information that may be treated as a minor non-monetary benefit and which are not considered to be an inducement are not deemed to be Research under this Policy. Examples include the latest economic statistics or company results, or generic descriptions of financial instruments.

This Policy refers to the Internally Generated Research and External Research. External Research should not be shared between Affiliates unless contractual arrangements are in place.

Rules of the Road: A short document that sets out how to determine information which can and cannot be shared. It is in addition to this Policy and should be used in conjunction with this Policy.

Security: Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing

Supervised Person: An Employee who does not have access or potential access to MNPI or sensitive client information and are subject to informational barriers.

Violation: Includes both an affirmative act contrary to the provisions of this Policy and an active or passive disregard of the provisions of this Policy. A Violation may occur regardless of the Employee’s intent and regardless of whether the Employee knows that the conduct is contrary to the provisions of this Policy.

4. Policy requirements

Key Requirement 1:

Personal Trading Requirement: Employees must conduct their Personal Securities Transactions in a manner which does not violate Applicable Laws, interfere with Client transactions, or otherwise take unfair advantage of any Clients.

Key Requirement 2: Reporting Violations: Compliance shall timely record and report Access Persons violations.

Key Requirement 3: Training: Compliance should facilitate initial and periodic Global Code of Ethics training to all employees.

Key Requirement 4: Recordkeeping: Compliance shall ensure that records are maintained to evidence compliance with this Policy.

5. Monitoring

Compliance will provide Employees with information about ComplySci to assist in the administration of this Policy.

Compliance will conduct periodic testing to ensure that Employees are complying with Policy Key Requirements. Compliance reserves the right to request duplicate brokerage statements and individual trade confirmations for any Employee’s investment accounts. Upon request, Employees will have ten business days to provide any such statements or confirmations to Compliance.

Compliance will monitor and flag instances of potential front-running, and report repeat offenders to the CCO and MB Member where it relates to a Access Person and through governance arrangements where it relates to Covered Persons.

6. Roles and responsibilities

All Employees are required to comply with this Policy; it is also the responsibility of senior managers to support compliance with this policy. Employees are responsible for maintaining appropriate process, controls, and records. While on Leave of Absence (Maternity Leave, Gardening Leave etc) and legally still an employee of Aegon AM, you are still bound by the policy Conduct requirements. Certification due dates will be extended while out on an approved leave of absence.

Compliance is responsible for overseeing the Code of Ethics Policy. The Local Head of Compliance may delegate responsibilities to Compliance team members.

Aegon AM’s senior leadership team is responsible for establishing and promoting a culture of compliance and conduct that comports with this Code and applicable law. Queries in relation to this Policy should be raised with Compliance.

6.1. Standards of Conduct

This Policy sets forth requirements with respect to Employee duties, Personal Securities Transactions, confidentiality, and intra-Affiliate sharing of certain information. Employees must at all times adhere to both the letter and spirit of the standards, principles, requirements, and other provisions of this Policy. In this regard, Employees must diligently and prudently exercise proper judgment to ensure that ethical and legal standards are fulfilled. Technical compliance with the terms of this Policy will not insulate Employees from scrutiny and possible disciplinary action where his or her personal conduct displays a pattern of inappropriate activity or a failure to adhere to the spirit and concepts of this Policy.

Ethical standards to which Affiliates are committed, and for which Employees are accountable, include:

a)	Placing the interests of Clients in front of Affiliates’ Interests;

b)	Complying with all Applicable Laws;

c)	Complying with all applicable Data Protection Laws;

d)	Avoiding, or, where applicable, disclosing conflicts of interest;

e)	Sharing on an intra-Affiliate basis Internally Generated Research and Non-Public Affiliate Information in line with all specified rules of conduct provided by Compliance; and

f)	Properly managing the receipt of all Inside Information and Non-Public Affiliate Information.

6.2. Employee Expectations

No Employee shall, directly or indirectly, take inappropriate advantage of his or her position by:

a)	Defrauding or misleading any Client, including by making a statement that omits material facts;

b)	Engaging in any act which could operate as fraud or deceit upon any Client;

c)	Engaging in any manipulative practice with respect to securities, including price manipulation;

d)	Profiting, or causing others to profit, based on Pending Trade Information, including knowledge of completed or contemplated Client transactions;

e)	Purchasing or selling any security related Inside Information or material Non-Public Affiliate Information, unless and until Compliance provides instructions that trading is permitted;

f)	Personally benefiting by causing a Client to act, or fail to act, in making investment decisions;

g)	Accepting any special favours, benefits or preferential treatment that, due to his or her relationship with any client or third party, could be considered to be at odds with applicable law, internal policy, or otherwise inconsistent with acting in a Client’s best interest;

h)	Sharing with another Affiliate Internally Generated Research or Non-Public Affiliate Information if the Employee believes that doing so may be harmful to the Clients of any Affiliate; or

i)	Releasing to non-Affiliates or other unauthorized recipients any Inside Information, Pending Trade Information or Non-Public Affiliate Information, except where the disclosure is required by law, or when the disclosure has been approved by Compliance.

6.3. Fiduciary Duty

Aegon Asset Management (Aegon AM) owes a fiduciary duty to a Client with respect to securities-related investment advisory services provided to that Client. As a fiduciary, Aegon AM at all times must act in its

Clients’ best interests and is prohibited from overreaching or taking unfair advantage of a Client’s trust. A fiduciary owes its clients more than mere honesty and good faith alone. A fiduciary must be sensitive to the conscious and unconscious possibility of providing less than disinterested advice, and it may be faulted even when it does not intend to injure a Client and even if the Client does not suffer a monetary loss. Aegon AM, and its employees must take great care to fully disclose all material facts and provide only suitable investment advice to its Clients.

6.4. Personal Securities Transactions

Supervised Persons are required to comply with all sections of this policy, except for section 6.4, Personal Security Transactions, and 6.5, Reporting Requirements.

Affiliates are reliant upon the integrity and fair dealing of Employees in their disclosure of Personal Securities Transactions in order to ensure that regulatory responsibilities are met.

6.4.1. Personal Securities Trading Prohibitions

Employees must conduct their Personal Securities Transactions in a manner which does not violate Applicable Laws, interfere with Client transactions, or otherwise take unfair advantage of any Clients.

a. Pre-clearance, Holding Periods and Reporting (Access Persons only)

Pre-Clearance for Personal Securities Transactions

Prior authorization for Personal Securities Transactions aims to prevent and detect potential insider dealing and manage front-running and other conflicts of interest with our Clients. In particular, no material non-public information, including Inside Information or Non-Public Affiliate Information, may be used to trade in front of a Client. Access Persons must seek Pre-Clearance before executing certain Personal Securities Transactions, (see Appendix A) by submitting a request via ComplySci. Access Persons will be asked to confirm that they do not have any Inside Information or potential Inside Information relevant to the security that they are proposing to transact. Access Persons must satisfy themselves that they do not have any material non-public information, including Inside Information or Non-Public Affiliate Information relevant to either the security or to Affiliates’ Pending Trade Information for a Client’s account. Pre-Clearance approvals will only be valid the day of the approval, plus the next calendar day after.

Holding Period Requirements

Holding period requirements are intended to prohibit short-term and speculative trading activities in certain securities and Reportable Funds. The holding periods applicable to Access Persons are described in Appendix A. Holding periods are calculated using the date following the last transaction in a particular security. Access Persons may not execute any opposite trades in the security transacted or any other related investments (i.e. any investment whose value or price depends on the value or price of the initial investment) during the applicable holding period.

(Note: while the exercising of an option or taking delivery of a future will not require additional authorization, the subsequent sale of the underlying security will require authorization if it falls within the scope of Appendix A. Under no circumstance may any Employee enter into a naked short position in any security unless a cap is in place.)

6.4.2. Managed Accounts

Managed Accounts are accounts where you do not have any influences or control. Personal Securities Trading restrictions and requirements do not apply when such transactions are conducted through Managed Accounts. In order to rely upon this provision, Access Persons must submit documentation to Compliance to evidence that the account is a Managed Account. For the avoidance of doubt, investment accounts managed by Immediate Family Members cannot be considered Managed Accounts.

6.4.3. IPOs and Private Placements

No Connected Account of any Access Person may acquire Beneficial Ownership in any security distributed in an Initial Public Offering (IPOs), Initial Coin Offerings (ICOs) or Private Placements unless and until the Access Person has obtained prior authorization from Compliance. Approval should be sought via ComplySci. The Access Person must provide information regarding the security proposed to be purchased and the name of the Broker through whom the transaction is proposed to be effected, if any.

In determining whether approval should be granted, Compliance will consider all of the pertinent facts, circumstances and factors including:

a)	Whether the investment opportunity should be reserved for Clients; and

b)	Whether the opportunity is being offered to a Access Person by virtue of his/her position with the Affiliates or the Affiliates’ relationship with a Client.

6.4.4. Blackout Periods

Access Persons may not transact in securities, including Reportable Funds, when they are in possession of Inside Information or where they are knowingly trading in advance (front-running) of a client order. A reasonable period of time shall follow the execution of the Client orders to ensure the market has a reasonable opportunity to react to the Client Transactions. Compliance may prescribe specific restricted periods or blackout periods, depending on specific risks and or local market regulation.

Employees shall not purchase and/or sell, directly or indirectly, any Aegon Ltd. financial instruments during closed periods designated by Aegon Group Compliance. Employees may continue to participate in Automatic Investment Plans related to Aegon Ltd. stock during these closed periods, as long as the pre-set schedule or allocation is not overridden by the Employees during the blackout period. Employees are not required to comply with applicable blackout period requirements for transactions in securities conducted through Managed Accounts (see Section 6.4 above).

Additionally, from time-to-time, Employees may be restricted from transacting in other securities designated by Compliance.

6.5. Reporting Requirements (Access Person Only)

All Access Persons are responsible for satisfying the personal securities reporting requirements set out below. Compliance may prescribe additional requirements depending on specific risks and or local market regulation.

6.5.1. Investment Account Disclosures

Access Persons must disclose all Connected Accounts, including Managed Accounts, using ComplySci.

Investment accounts, including any 529 plans (college saving plans), or pension/retirement accounts (e.g. 401(k) accounts, SIPP etc.) that can only hold Mutual Funds, unit investment trusts and variable annuities, do not have to be reported unless they are self-investment brokerage accounts, or hold any funds that are sub advised by an Aegon AM affiliate.

6.5.2. Outside Brokerage Accounts & Brokerage Trading Restrictions

Connected Accounts may only trade in Reportable Securities or Reportable Funds through Broker accounts that are required to be reported to Compliance (per section 6.5.1 above) prior to the transaction. Additionally, all US employees are required to maintain their non-Managed, Connected Accounts with Approved Brokers unless approved by Compliance (e.g., spousal 401(k) retirement accounts). A list of Approved Brokers can be provided upon request from Compliance. New Access Persons will have 90 days to transfer existing Connected Accounts to Approved Brokers. Exceptions: Temporary employees who will be employed for less than 6 months.

All non-US AAM employees are permitted to keep their accounts with their existing brokerages. Those employees who do not have accounts with an approved broker, including AAM US employees’ exempt spousal 401(k) accounts, will be required to (i) upload the trade confirmation or contract note (legal record of any transaction carried out on a stock exchange through a stock broker) to the transaction, and (ii) upload their statement copies in ComplySci on a quarterly basis. Failure to properly maintain these records will result in the forfeiture of the privilege to use non approved Brokers and will require use of an approved broker. If feeds are available for employees’ existing brokers, employees will be required to authorize the use of these feeds. All new brokerage accounts (globally) will be required to use an approved broker. Additionally, Connected Accounts that typically average 5 or more Reportable Securities transactions per month may be required to transfer to an Approved Broker.

6.5.3. Initial Holdings Reports

No later than ten calendar days after a New Hire’s start date, or after becoming an Access Person (this usually occurs the first day of starting employment), they must submit to Compliance an initial holdings report, using ComplySci, that includes the following information (which must be dated within 45 days prior to the date the person became a Access Person):

a)	The title and type of security, ticker symbol, CUSIP number, or ISIN, number of shares, and principal amount of each security held. For Access Persons this would include any Connected Account;

b)	The name and account number of any Broker with whom investment accounts are maintained; For Access Persons this would include any Connected Account; and

c)	The date that the report is submitted.

6.5.4. Quarterly Transaction Reports

Within 30 calendar days after the end of each calendar quarter (or earlier as prescribed by Compliance), each Access Person must submit a quarterly transaction report.

The report must contain a list of all Personal Securities Transactions (other than exempted transactions identified in Section 6.5.6 below) executed in any Security, including transactions that are made in Connected Accounts.

A quarterly transaction report, which may be generated electronically via ComplySci, must be verified by the Access Person submitting the report, and shall contain the following information:

a)	The date of the transaction, the name of the security, the security identifier, and the number of shares, the interest rate and maturity date (if applicable) and the principal amount of each security and Reportable Fund involved;

b)	The nature of the transaction (e.g., purchase, sale, or any other acquisition or disposition);

c)	The price at which the transaction was effected;

d)	The name and account number of the Broker through whom the transaction was effected; and

e)	The date that the report is submitted by the Access Persons.

If an Access Person did not engage in any Personal Securities Transactions in any Security or Reportable Fund during the period, the quarterly transaction report will still be generated to indicate that no transactions were executed.

6.5.5 Annual Holdings Reports

At least annually, generally as of December 31, Access Persons must submit, by a date established by Compliance, an annual holdings report that includes the following information (Information must be current as of a date no more than 45 days before the report is submitted):

a)	The title and type of security, ticker symbol, CUSIP number, or ISIN, number of shares, and principal amount of each security and Reportable Fund held, including reportable securities held in Connected Accounts;

b)	The name and account number of any Broker holding investment accounts; and

c)	The date that the report is submitted by the Access Person.

6.5.6 Exempt Transactions in Reportable Securities

Pre-Clearance requirements and quarterly transaction reporting under this Policy will not apply to:

a)	Transactions executed pursuant to an Automatic Investment Plan including rebalance programs (i.e. where the Access Person does not determine the investment allocations) within Pension plans;

b)	The acquisition of securities pursuant to a mandatory corporate action (e.g. stock splits and dividends);

c)	Vesting of Aegon shares or Aegon-related funds in connection with a long-term incentive compensation grant;

d)	Transactions in Managed Accounts subject to the standards set forth in Section 6.4.2;

e)	The acquisition of securities pursuant to a gift or inheritance; or

f)	Gifts of securities to charitable organizations.

7. Process and controls

7.1. Confidentiality of Information

The nature of each Affiliate’s business is one of trust, respect, and personal commitment to Clients, investors, business partners and Employees, and in that context, it is the general policy of Aegon AM to maintain and protect the confidentiality of non-public or confidential information entrusted to it. Accordingly, no Employee may distribute, share, sell or otherwise disclose non-public or confidential information or personal data of or about any Affiliate, Client, investor, business partner or person (including other Employees) (collectively, “Protected Information” except in accordance with Section 7.2 below. Failure to adhere to this standard can subject to Aegon AM to regulatory, legal, financial and reputational risk.

7.2. Disclosure of Protected Information

Notwithstanding the general prohibition described in Section 7.1, disclosures of Protected Information are permitted as described below.

7.2.1 General Exception

An Employee may distribute, share, sell or otherwise disclose Protected Information to the extent authorized by Compliance and Legal (and the Data Protection Office (insofar as the disclosure concerns personal data)). Situations where authorization may be granted include those where disclosure is (a) permitted under or required to comply with Applicable Law (including Data Protection Laws), agreements, and Aegon policies, procedures and standards or (b) requested or required by a court or regulator or other similar entity.

Additionally, nothing in this Code shall limit or prohibit an Employee from disclosing Protected Information to a relevant governmental authority or self-regulatory organization (including the United States Securities and Exchange Commission) for purposes of reporting actual or potential violations of laws or regulations.

7.2.2 Sharing Among Employees

In addition to the General Exception set forth above, an Employee may disclose Protected Information to another Employee to the extent necessary for a legitimate business purpose, subject to restrictions under Applicable Law (including Data Protection Laws), relevant agreements, and Aegon policies, procedures and standards (including policies that restrict sharing of Protected Information with Employees who are not Access Persons). Such policies, procedures and standards include those (such as the Aegon AM NA Insider Trading and Information Barriers Policy and the Aegon AM Data Privacy Policy) that restrict disclosure of certain types of Protected Information (such as certain MNPI and personal data) and those that establish a framework for sharing of Protected Information among Access Persons, such as the Rules of the Road for Cross Border Sharing and Rules of the Road for Research Sharing within Aegon AM.

7.3. Safeguarding Protected Information

It is the policy of Aegon AM to adhere to agreements and Applicable Laws (including Data Protection Laws) with respect to, or in the absence thereof to use commercially-reasonable efforts with respect to, maintaining the confidentiality of Protected Information, protecting against threats and hazards to the security and integrity of Protected Information, protecting against unauthorized access to or use of Protected Information, and ensuring that the disposal of Protected Information is done in a manner reasonably designed to protect the confidentiality of such information. Safeguarding of Protected Information may include one or more of technical, contractual or organizational measures, including but not limited to the use of binding corporate rules or standard contractual clauses as may be required under Data Protection Laws with respect to transfers of personal data out of the European Economic Area or the United Kingdom. This is addressed further in other policies such as the Aegon Information Security Policy, the Aegon Information Technology Framework, the Aegon AM Data Privacy Policy, and the Aegon AM Data Handling Guidelines.

Heightened sensitivity exists with respect to safeguarding certain types of Protected Information, including Non-Public Affiliate Information. Non-Public Affiliate Information should not be stored in common areas where unauthorized personnel could have access to it. Such information, to the extent reasonably possible, should be stored in secure locations and not left exposed overnight on desks or in conference rooms. It should not, for example, be faxed to locations where unauthorized persons could read it. Soft copy information must be reasonably secured against access by unauthorized persons. Further, such information must be shared only with Access Persons with a legitimate business need for the information. Additional requirements relating to other types of sensitive Protected Information can be found in the policies referenced above.

Employee Personal Securities Transactions and any other Employee personal data shared among global Compliance team members pursuant to this Policy is necessary for the proper oversight of the permitted activities described herein. We will ensure that any sharing of employee personal data is made consistent with applicable Data Protection Laws, Aegon privacy policies and statements, and appropriate technical and organizational measures as may be required under applicable Data Protection Laws.

7.4. Reporting of Violations

All Employees shall promptly report all apparent violations of the Policy through ComplySci or to Compliance directly. Any retaliation for the reporting of a violation under this Policy will constitute a violation of the Policy. All reported violations will be treated confidentially to the extent permitted by law and will be investigated promptly and may be reported to local regulators.

7.5. Sanctions

All Employees who commit a violation of this Code of Ethics Policy may be subject to sanctions imposed by Aegon AM. Violations may also be reported to an Employees’ direct supervisor, senior leader and to Affiliate Heads of Compliance and Aegon AM MB Member. The filing of any false, incomplete, or untimely reports/affirmations may be considered a violation of this Policy and subject to disciplinary action. Hardship and other exceptions may be granted on a case-by-case basis, at the Local Head of Compliance’s discretion. The Local Head of Compliance will use the following guidelines for recommending and approving remedial actions for Employees who violate this Policy. The guidelines are designed to promote consistency and uniformity of sanctions and disciplinary matters. The severity of the disciplinary action taken will vary based on all the facts and circumstances related to the Violation, including whether:

●	The Violation was the result of an inadvertent oversight or an intentional act;

●	The Violation was made with wilful, purposeful, or reckless disregard of this policy;

●	The Violation was due to the employee’s actions or that of a family member;

●	There has been a pattern of Violations involving the individual; and

●	The Violation has or will expose the company to significant business, economic, financial, legal or operational risk.

Aegon AM has full discretion to impose sanctions it deems appropriate, except as may be limited by applicable law. These sanctions may include, without limitation:

a)	A memorandum of warning or reprimand that generally reinforces the Employee’s responsibilities related to this policy, educates the individual on the severity of the Violation, and informs the individual of the possible penalties for future Violations;

b)	Attendance at a meeting with the Employee’s manager, e or Local Head of Compliance, and a Compliance team representative;

c)	Withholding of unearned bonus payments or other monetary sanctions, suspension of personal trading privileges; and

d)	Termination of employment.

In addition to the above disciplinary sanctions, this policy may require the surrender of any profits realized in connection with a Violation. A disciplined Employee shall pay any monetary sanctions to their selected charity with supporting documentation provided to Compliance.

7.6. Compliance / ownership

Compliance is responsible for monitoring, recording, and mitigating Policy violations.

7.7. Training and Awareness

All Aegon AM Employees must be familiar with this Policy, as well as any relevant procedures. Compliance should ensure appropriate training and awareness of this policy.

7.8. Policy updates

This Policy is owned by Global Compliance Operations and will be reviewed and updated at least annually.

7.9. Record Retention

Affiliates are required to retain books and records in accordance with the Applicable Laws.

Affiliates are required to keep a record of the names of their Access Persons, the holdings and transaction reports made by Access Persons, and records of decisions approving Access Persons’ acquisition of securities in IPOs and Private Placements.

Records will be retained in compliance with local regulatory requirements or in line with applicable local record retention policies.

7.10. Exceptions and Waivers

Access Persons may request a waiver of a Policy requirement. A waiver may be granted when Compliance decides that it would be appropriate to do so in the circumstances (e.g. where a sale of securities is required to alleviate financial hardship or non-routine expenditures). Compliance may, in its sole discretion, also grant waivers related to an Employee’s classification as an Access Person, or Supervised Person, as well as certain of the requirements related thereto where there are sufficient systems and controls in place. In deciding whether circumstances justify a waiver or special treatment, Compliance may require written information and approval from their Local Head of Compliance.

7.11. Related key documents

Appendix A: Minimum Holding Period, Pre-Clearance and Reporting Requirements (Access Persons Only)

Type of Security or Instrument	Short Sales Permitted?	Minimum Holding Period	Pre- Clearance Required?	Quarterly Reporting Required?	Initial and Annual Holding Reporting Required?

Domestic or Foreign Listed Equity Securities, including but not limited to:

-Common Stocks; -Preferred Stocks;

-ADRs, GDRs and REITs;

-Rights and Warrants

-Including stock of any

AEGON Group company Including the sale of ‘windfall shares’

	No	30 Days	Yes	Yes	Yes
Options on Individual Equities and Single Stock Futures including stock of any Aegon Group company.	Covered only	30 Days - Expiration date must be greater than 30 days at the time the order is placed.	Yes	Yes	Yes

Fixed Income Securities, including but not limited to:

-Corporate Bonds;

-Convertible Bonds;

-Other Sovereign Bonds that are not EU, UK, or US Securities;

-MBS and ABS; and

-U.S. Guaranteed or federally sponsored enterprises (FHLMC, FNMA, GNMA, etc.)

	No	30 Days	Yes	Yes	Yes
Exchange Traded Funds (except for single-stock ETFs), trackers, both open and closed end, including options contracts	Yes	None	No	Yes	Yes
Single-Stock ETFs including options contracts	No	30 days	Yes	Yes	Yes

Type of Security or Instrument	Short Sales Permitted?	Minimum Holding Period	Pre- Clearance Required?	Quarterly Reporting Required?	Initial and Annual Holding Reporting Required?
Mutual Funds and other Registered Funds and collective investment vehicles that are Sub- Advised by an AAM Affiliate.	No	30 Days	Yes	Yes	Yes
Aegon AM NL UCITS & AIF’s	No	3 Months	Yes	Yes	Yes
Aegon AM UK UCITS	No	30 Days	Yes	Yes	Yes
Aegon AM UK & CEE AIF’s	No	30 Days	Yes	Yes	Yes
Mutual Funds Advised or Advised by Transamerica Asset Management or any other Transamerica entity	No	None	No	Yes	Yes
Mutual Funds, Collective Investment Vehicles, Unit Trusts, and other offshore funds – Not Advised or Sub-Advised by an Affiliate	No	None	No	No	No
Open-ended liabilities, including contracts for differences, futures, options, warrants and spread betting on financial instruments where the underlying security or securities would require authorization.	No	30 Days	Yes	Yes	Yes
Equity Index and Treasury Options Traded on Exchanges Regulated by SEC	Yes	None	No	Yes	Yes
Equity Index Futures Contracts and Related Options on Exchanges Regulated by the CFTC	Yes	None	No	No	No
U.S. Treasury Bond and Note Futures Contracts and Options on Exchanges Regulated by the CFTC	Yes	None	No	No	No

Type of Security or Instrument	Short Sales Permitted?	Minimum Holding Period	Pre- Clearance Required?	Quarterly Reporting Required?	Initial and Annual Holding Reporting Required?
Municipal Bonds that are not EU, UK, or US Securities;	Yes	None	No	Yes	Yes
Bonds and other direct debt instruments of the U.S. Government such as Treasury Bills, Treasury Notes and Treasury Inflation Protected Securities (TIPS), UK Government and other public securities, as defined by the FCA. Generally, that is loan stock, bonds or other instruments creating or acknowledging indebtedness issued by a UK, EU or other overseas Government or Local Authority	Yes	None	No	No	No
Short Term Investment Vehicles, including but not limited to: -Bank Certificates of Deposit; -Savings Certificates; -Cash sweep instruments; and -Commercial paper	Not applicable	None	No	No	No
Commodity Futures Contracts and Related Options (e.g., Gold, Oil, Soybeans, Wheat, etc.) on Exchanges Regulated by the CFTC	Yes	None	No	No	No
Foreign Currency Options Transactions on Exchanges Regulated by the SEC	Yes	None	No	Yes	Yes
Foreign Currency Futures and Options on Exchanges Regulated by the CFTC	Yes	None	No	No	No
Regular savings plan or investment trust savings scheme, regular investments into collective investment funds (e.g. company pension scheme, mutual funds, investment trusts, ISAs) that contain options to invest in US Mutual Funds advised or sub-advised by Transamerica Asset Management or any other Transamerica entity	Not applicable	30 days	Yes	Yes	Yes

Type of Security or Instrument	Short Sales Permitted?	Minimum Holding Period	Pre- Clearance Required?	Quarterly Reporting Required?	Initial and Annual Holding Reporting Required?
EU Aegon pension schemes which are not one of the default options (i.e. you have discretion in the funds selected)	Not applicable	30 days	Yes	Yes	Yes
Regular savings plan or investment trust savings scheme, regular investments into collective investment funds (e.g. company pension scheme, mutual funds, investment trusts, ISAs) where the investment options do not include affiliated funds or funds offered by Transamerica	Not applicable	None	No	No	No
Spread betting on sporting or non-financial events.	N/A	N/A	No	N/A	N/A
Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements	N/A	N/A	No	N/A	N/A
Shares issued by money market funds	N/A	N/A	No	N/A	N/A

Type of Security or Instrument	Short Sales Permitted?	Minimum Holding Period	Pre- Clearance Required?	Quarterly Reporting Required?	Initial and Annual Holding Reporting Required?
The exercise of any Stock Appreciation Right, options or awards granted under AEGON incentive schemes	N/A	N/A	No	N/A	N/A
Variable Annuities where Sub-Advised Funds are included as an Investment Option	No	30 Days	Yes	Yes	Yes
Other Types of Securities or Instruments Not Listed	Compliance discretion	Compliance discretion	Yes	Compliance discretion	Compliance discretion